UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

Filed by the registrant   ☑

Filed by a Party other than the registrant   ☐

Check the appropriate box:

☐	Preliminary proxy statement.

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☑	Soliciting Material Pursuant to § 240.14a-12

First Data Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by First Data Corporation

Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: First Data Corporation

Commission File No.: 001-11073

THIS FILING CONSISTS OF EXCERPTS FROM A TRANSCRIPT OF A CONFERENCE CALL FIRST DATA CORPORATION HELD ON FRIDAY, APRIL 20, 2007:

Duques:

Thanks, Silvio. Good morning everybody and thank you for joining the call today. Before I go into the first quarter results, I would like to address the proposed transaction announced on April 2, 2007 with an affiliate of Kohlberg, Kravis, Roberts and Company, commonly referred to as KKR. Today’s call is my first opportunity to speak directly with many of you about our agreement. First Data’s Board of Directors unanimously approved the agreement with KKR based on the recommendation of our Board’s Strategic Review Committee, which is comprised of three independent directors.

As you can see on slide six, KKR’s offer of $34 per share in cash represents a significant premium of approximately 34% over the average closing share price during the 30 trading days prior to the announcement.

In the days since our announcement, our shareholders have been asking a few common questions. I’d like to take a couple of minutes to address some of them before going through the first quarter results. So let’s go to slide seven.

First question – what happens in the event of a termination of a First Data equity alliance? As we have previously stated, with respect to our largest alliances, we have the right to retain our proportionate share of merchants and financial profits in the unlikely event of a termination.

Second question – will First Data pay its regular dividend until going private? This is a Board of Directors’ decision. However, we do not anticipate any change in dividend policy between now and the closing of the proposed transaction.

What regulatory approvals are needed to close the transaction? The regulatory approvals required for this transaction are discussed in the Agreement and Plan of Merger dated April 1, 2007.

When will the proxy be filed? The proxy for this transaction will be filed within the next four weeks.

Why is First Data tendering its debt? This fits into the preferred capital structure of KKR.

As part of this deal, we negotiated a 50 day go shop period, which ends May 22nd. Because we are in the go shop period right now, we will not be discussing any further details of the proposed transaction. However, at firstdata.com, you can access the Form 8-K, which we filed with the Securities and Exchange Commission, containing both a press release and the Agreement and Plan of Merger, and that provides additional details.

We are extremely pleased and excited about this new chapter in the First Data story. Transitioning from a public to a private company will allow us to make strategic long-term investments that benefit our clients while simultaneously delivering immediate cash premium

Duques:

Thanks, Kim. In closing I want to mention that we have received enthusiastic support from our clients, employees and investors regarding the proposed private equity transaction with KKR. While we appreciate that support, for us it remains largely business as usual as we continue to focus intently on delivering the 2007 financial targets we shared with you in January. This concludes our call and thanks again for joining us today.

Additional Information About the Merger and Where to Find It

In connection with this proposed transaction, First Data Corporation (the "Company") will file a proxy statement with the Securities and Exchange Commission ("SEC"). STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement will be mailed to the Company’s stockholders. In addition, stockholders will be able to obtain the proxy statement and all other relevant documents filed by the Company with the SEC free of charge at the SEC’s Web site www.sec.gov or from First Data Corporation, Investor Relations Department at 6200 S. Quebec Street, Suite 340, Greenwood Village, Colorado 80111, (303) 967-6756.

Participants in the Solicitation

First Data Corporation and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the Company and its directors and executive officers, and their ownership of the Company’s securities, is set forth in the proxy statement for the 2007 Annual Meeting of Stockholders of the Company, which was filed with the SEC on April 17, 2007. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.